Exhibit 99.1

Arrow Electronics Updates Outlook for the Second Quarter Ahead of Investor Day

MELVILLE, N.Y.--(BUSINESS WIRE)--June 2, 2009--Arrow Electronics, Inc. (NYSE:ARW) today announced that it now expects revenue to be $3.05 to $3.65 billion for the quarter ending July 4, 2009. The company now expects earnings per share, on a diluted basis, to be between $0.26 and $0.31 per share.

The company noted that the ongoing macroeconomic crisis, principally in the European components business, continues to negatively impact operating performance. The company cautioned that global enterprise computing solutions sales in the last few weeks of June, which typically account for a significant portion of the quarter's revenue, would be a determining factor in the actual revenue and earnings achieved.

“While this update is still within our original guidance, we felt it was best to provide our latest views prior to Investor Day later this week,” said Michael J. Long, Arrow’s chief executive officer.

The company stated previously that it anticipated revenue to be $3.15 to $3.75 billion and earnings per share, on a diluted basis, to be in the range of $.26 to $.38 for the quarter ending July 4, 2009.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for approximately 800 suppliers and 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 53 countries and territories.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton, 631-847-5680
Vice President & Treasurer
or
Paul J. Reilly, 631-847-1872
Executive Vice President & Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Director, External Communications